For Immediate Release Contact: Deanna Hart Angela English Jan. 14, 2026 Investor Relations Corporate Communications 919-716-2137 803-931-1854 First Citizens BancShares, Inc. Announces Chief Risk Officer Transition, Names Successor RALEIGH, N.C. — First Citizens BancShares, Inc. (“BancShares”) (NASDAQ: FCNCA) today announced that Lorie K. Rupp intends to retire as Executive Vice President and Chief Risk Officer, following an exemplary 13-year career at the bank and more than 30 years in the financial services industry. BancShares plans for Tom Eklund, current Treasurer and 20-year First Citizens Bank veteran, to succeed Rupp as Chief Risk Officer. Rupp’s retirement and Eklund’s appointment will be effective June 1, 2026, providing time to ensure a smooth transition. Rupp has served as the Chief Risk Officer since March 2017, playing a pivotal role in strengthening the company’s risk management framework during a period of significant growth. Previously, she held the role of Chief Accounting Officer, joining the bank in 2013. “Lorie has been an outstanding leader, and her strategic insight and unwavering commitment have been instrumental to our success,” said Frank Holding, Chairman and Chief Executive Officer. “Throughout her long and distinguished career in banking, she has exhibited high standards of excellence and professionalism. We wish her all the best in retirement.” Eklund will be responsible for leading the company’s risk management organization, including oversight of financial, credit, enterprise and operational, and compliance risk. Eklund has gained substantial experience managing capital, market, liquidity and compliance risks, having held several positions in the bank’s finance department, including head of Financial Strategy and Treasurer. “Tom is a seasoned executive whose expertise managing capital and liquidity risk and commitment to risk governance and regulatory compliance align with our strategic priorities,” said Holding. “We are confident he will build on our strong foundation and drive continued success as we remain committed to maintaining a robust risk governance framework in pursuit of our long-term objectives.” About First Citizens BancShares, Inc. First Citizens BancShares, Inc. (NASDAQ: FCNCA), a top 20 U.S. financial institution with more than $200 billion in assets and a member of the Fortune 500TM, is the financial holding company for First- Citizens Bank & Trust Company (“First Citizens Bank”). Headquartered in Raleigh, N.C., First Citizens Bank has built a unique legacy of strength, stability and long-term thinking that has spanned generations. First Citizens offers an array of general banking services including a network of branches and offices nationwide; commercial banking expertise delivering best-in-class lending, leasing and other financial services coast to coast; innovation banking serving businesses at every stage; and a nationwide direct bank. Discover more at firstcitizens.com.